UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2015

Toys “R” Us, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11609	22-3260693
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Geoffrey Way, Wayne, New Jersey 07470

(Address of Principal Executive Offices, including Zip Code)

(973) 617-3500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13.e-4(c))

On June 2, 2015, Toys “R” Us, Inc. (the “Company”) announced the appointment of David A. Brandon as Chief Executive Officer, effective July 1, 2015. This Current Report on Form 8-K discloses such appointment and related and other matters.

Item 1.01	Entry into a Material Definitive Agreement

The Advisory Agreement by and among the Company Bain Capital Partners, LLC, Bain Capital, Ltd., Kohlberg Kravis Roberts & Co. L.P. and Vornado Truck LLC (the “Sponsors”), as amended, was further amended on June 1, 2015 in order to reduce the advisory fees payable thereunder in fiscal 2015 and thereafter from approximately $4.36 million per fiscal quarter to $1.5 million per fiscal quarter.

Item 3.02	Unregistered Sales of Equity Securities

The information with respect to the stock options set forth in Item 5.02 is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of David A. Brandon as Chief Executive Officer; Antonio Urcelay to Retire

On June 2, 2015, the Company announced that on June 1, 2015 it appointed David A. Brandon as Chief Executive Officer of the Company, effective July 1, 2015. Until July 1, 2015, Mr. Brandon will provide certain transition and advisory services as may be reasonably requested by the Board and will hold the title of CEO-Designate of the Company. In connection with this appointment, on May 29, 2015, Antonio Urcelay notified the Company of his intention to retire from the Company effective December 15, 2015, pursuant to the terms of his employment agreement, as amended, and that he is stepping down from the Board of Directors of the Company and its subsidiaries, effective immediately. From July 1, 2015 until December 15, 2015, pursuant to the terms of his employment agreement, as amended, Mr. Urcelay will make himself available to assist the Company in connection with Mr. Brandon’s transition to Chief Executive Officer. In connection with his appointment as Chief Executive Officer and as set forth in his employment agreement, Mr. Brandon will join the Board of Directors of the Company as Chairman, effective July 1, 2015.

Mr. Brandon, 63, served as Chief Executive Officer of Domino’s Pizza from March 1999 to March 2010, and as Director of Intercollegiate Athletics at the University of Michigan from January 2010 to November 2014. Mr. Brandon currently serves as a member of the boards of directors of Domino’s Pizza, Inc., Herman Miller, Inc. and DTE Energy, Inc. Mr. Brandon also previously served as a member of the boards of directors of Kaydon Corporation, The TJX Companies, Inc. and Burger King Corporation.

Mr. Brandon’s Employment Agreement

In connection with Mr. Brandon’s appointment as Chief Executive Officer, the Company and Mr. Brandon have entered into an employment agreement with an initial term of five years,

with automatic renewals for successive one-year periods unless either party delivers a timely notice of non-renewal. The agreement further provides for the following compensation and benefits:

Base Salary and Bonuses. An initial annual base salary of $3,750,000 per year, which may be increased at the discretion of the Company’s Board of Directors, and an annual bonus targeted at 120% of annual base salary (with a maximum possible bonus of 160% of annual base salary), subject to achievement of performance targets established by the mutual agreement of the Board of Directors and Mr. Brandon. Mr. Brandon’s annual bonus for the 2015 fiscal year, if any, will be pro-rated based on the number of days for which Mr. Brandon is employed by the Company in that fiscal year. In addition, the Company will pay Mr. Brandon a one-time bonus of $4,250,000, payable in a lump sum within ten days of June 1, 2015.

Perquisites. Mr. Brandon will be eligible for the Company’s welfare benefit plans and retirement plans, including the Company’s 401(k) and supplemental executive retirement plans and medical, dental and life insurance plans, as in effect from time to time on the same basis as other senior executives of the Company. In addition, the Company will also provide Mr. Brandon with the use of a Company-paid automobile (or alternative ground transportation) and the use of a private aircraft for Company business travel and specified personal travel (together with a tax gross-up for the income attributable to him for the use of the aircraft). The Company has also agreed to reimburse Mr. Brandon for specified legal fees as more fully described in Mr. Brandon’s employment agreement and to provide Mr. Brandon its relocation package available to other senior executives.

Long Term Incentive Awards. Mr. Brandon will also participate in the Company’s long-term cash incentive award program, which will provide him with a long term cash incentive award, effective July 1, 2015, under the Company’s 2010 Incentive Plan, of two payments of $18,750,000. The award will vest and become earned upon achievement in any fiscal year ending on or before the last day of the Company’s fiscal year ending January 2018, of a specified level of Adjusted EBITDA less average capital expenditures for the prior three fiscal years, as more fully described in Mr. Brandon’s incentive award agreement, subject, except as set forth below, to Mr. Brandon’s continued employment through the end of the fiscal year in which such condition is satisfied. If earned, the first payment under the award will be made shortly following certification of achievement and the second payment under the award will be made one year following certification of achievement.

If Mr. Brandon’s employment is terminated by the Company without Cause (and not due to death or permanent disability) or by him for Good Reason (as such terms are defined in his employment agreement, where Good Reason includes notice by the Company that it is not extending the employment term), then this award will remain outstanding through the last day of the fiscal year subsequent to the fiscal year in which such termination occurs for purposes of determining whether the performance condition has been satisfied. If Mr. Brandon’s employment is terminated due to death or permanent disability, then, for purposes of determining whether the performance-vesting condition has been satisfied, the award will remain outstanding through the last day of the fiscal year in which such termination occurs. In either case, if the performance-vesting condition is satisfied during the applicable post-termination period, the award will vest in full and, if such performance-vesting condition is not satisfied during this period, the award will be forfeited without consideration. The award is also forfeited if Mr. Brandon is terminated by the Company for Cause or he resigns without Good Reason. If a change in control of the Company occurs during Mr. Brandon’s employment, the award will vest in full. If a public offering has occurred on or prior to the first payment date, one half of each payment will be paid in cash and the other half will be paid in shares of the Company’s common stock having a fair market value on the payment date equal to the amount of one half of such payment.

Mr. Brandon will also be awarded an option to purchase 2,810,000 shares of the Company’s common stock under the Company’s 2010 Incentive Plan with an exercise price of $8.00 per share, which option is subject to both a time-vesting and a performance-vesting condition. The time-vesting condition will be satisfied in equal monthly installments over 48 months following the grant date and the performance-vesting condition will be satisfied upon the Company’s achievement, in any fiscal year ending on or before the last day of the Company’s fiscal year ending January 2021, of a specified level of Adjusted EBITDA less average capital expenditures for the prior three fiscal years, as more fully described in Mr. Brandon’s stock option agreement, subject, except as set forth below, to Mr. Brandon’s continued employment through the applicable vesting dates.

If Mr. Brandon’s employment is terminated by the Company without Cause (and not due to death or permanent disability) or by him for Good Reason (as such terms are defined in his employment agreement, where Good Reason includes notice by the Company that it is not extending the employment term), then the time-vesting condition will be deemed satisfied in full and the option will remain outstanding through the last day of the fiscal year subsequent to the fiscal year in which such termination occurs for purposes of determining whether the performance-vesting condition has been satisfied. If Mr. Brandon’s employment is terminated due to death or permanent disability, then the time-vesting condition will be deemed satisfied in full and, for purposes of determining whether the performance-vesting condition has been satisfied, the option will remain outstanding through the last day of the fiscal year in which such termination occurs. In either case, if the performance-vesting condition is satisfied during the applicable post-termination period, the option will vest in full, and if not satisfied during the applicable period, will be forfeited without consideration. If Mr. Brandon terminates his employment without Good Reason, the unvested portion of the option will be cancelled without consideration. The option will vest and become exercisable in full upon a change in control. The vested portion of the option will remain exercisable until the tenth anniversary of the grant date. If Mr. Brandon’s employment is terminated by the Company for Cause, the vested and unvested portions of the option shall be immediately forfeited without consideration. The stock option award is subject to the Company’s 2010 Incentive Plan and will be made to Mr. Brandon effective July 1, 2015 pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.

If the option described above has vested, Mr. Brandon has the right, exercisable at any time after June 29, 2020 and until the earlier of a change in control or a public offering of the Company, and subject to applicable law and restrictions in the Company’s debt and equity financing agreements, to sell back to the Company 50% of the shares of the Company’s common stock that he received upon exercise of the option or, to the extent not exercised, 50% of the shares remaining subject to the option, at the then current per share fair market value (less the exercise price for shares that remain subject to the option) as determined by the Board of Directors, which determination shall take into account, but not be bound by, certain specified factors.

Other Terms. Upon his resignation for Good Reason or his termination by the Company without Cause (as each such term is defined in his employment agreement, where Good Reason includes notice by the Company that it is not extending the employment term), Mr. Brandon will be entitled to receive a severance payment equal to 1.6 times his then current base salary, payable in 24 monthly installments, or in a lump sum if such termination occurs within two years following a change in control of the Company, a pro rata bonus for the year of termination (based on actual performance), continuation of certain medical, dental and life insurance benefits for up to 24 months, and reimbursement of reasonable expenses incurred relocating his family back to Michigan. If Mr. Brandon is terminated due to death or permanent disability, he or his estate, as applicable, will receive a pro rata bonus for the year of termination (based on actual performance). Severance payments are conditioned upon a release of all claims against the Company and Mr. Brandon’s continued compliance with his restrictive covenant obligations. Mr. Brandon is subject to non-competition, non-solicitation of customers and employees, and no hire covenants for a period of two years following his termination (the no hire covenant ceases to apply if he is terminated without Cause or resigns for Good Reason).

If a change in control of the Company occurs prior to a public offering and Mr. Brandon receives payments and benefits that would cause him to be subject to the excise tax triggered under Section 4999 of the Internal Revenue Code, he will receive an additional amount sufficient to cover 50% of (i) the amount of the such excise tax and (ii) any applicable federal, state income and employment taxes that may apply to the additional amounts paid.

The above summaries of Mr. Brandon’s Employment Agreement, long-term cash incentive award and performance-based stock option do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Employment Agreement and exhibits thereto, which are attached as Exhibit 10.1 and incorporated herein by reference.

Amendments to 2010 Incentive Plan and Amended and Restated Certificate of Incorporation

On May 31, 2015, the Board of Directors adopted amendments to the Company’s 2010 Incentive Plan and Amended and Restated Certificate of Incorporation, which were adopted by the stockholders of the Company on June 1, 2015. The amendment to the 2010 Incentive Plan increased the number of shares available thereunder by 3,000,000 shares and the amendment to the Amended and Restated Certificate of Incorporation increased the number of authorized shares of Common Stock by 5,000,000 shares.

Item 9.01	Exhibits and Financial Statements

(d)	Exhibits

Exhibit Number	Description

10.1	Employment Agreement, dated as of June 1, 2015, between Toys “R” Us, Inc. and David A. Brandon, including exhibits thereto

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TOYS “R” US, INC.

By:	/s/ Michael J. Short
Name:	Michael J. Short
Title:	Executive Vice President –
Chief Financial Officer

Date: June 4, 2015